Exhibit 99.2

RAM HOLDINGS, INC.

November 14, 2007

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06831
Attention: Roger E. Schwed, General Counsel

Re:	Agreement and Plan of Merger among RAM Holdings, Inc. (“Parent”), RAM Acquisition Corp. (“Merger Sub”) and United Rentals, Inc. (“URI”) dated as of July 22, 2007 (the “Agreement”)

Dear Mr. Schwed:

                    We are writing in connection with the above-captioned Agreement. As you know, as part of the negotiations of the Agreement and the ancillary documentation, the parties agreed that our maximum liability in the event that we elected not to consummate the transaction would be payment of the Parent Termination Fee (as defined in the Agreement) in the amount of $100 million. This aspect of the transaction is memorialized in, among other places, Section 8.2(e) of the Agreement, the final sentence of which reads as follows:

“In no event, whether or not this Agreement has been terminated pursuant to any provision hereof, shall Parent, Merger Sub, Guarantor or the Parent Related Entities, either individually or in the aggregate, be subject to any liability in excess of the Parent Termination Fee [$100 Million] for any or all losses or damages relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including breaches by Parent or Merger Sub of any representations, warranties, covenants or agreements contained in this Agreement, and in no event shall the Company seek equitable relief or seek to recover any money damages in excess of such amount from Parent, Merger Sub, Guarantor or any Parent Related Party or any of their respective Representatives.”

                    In light of the foregoing, and after giving the matter careful consideration, this is to advise that Parent and Merger Sub are not prepared to proceed with the acquisition of URI on the terms contemplated by the Agreement.

United Rentals, Inc.
November 14, 2007

                    Given this position and the rights and obligations of the parties under the Agreement and the ancillary documentation, we see two paths forward. If URI is interested in exploring a transaction between our companies on revised terms, we would be happy to engage in a constructive dialogue with you and representatives of your choosing at your earliest convenience. We could be available to meet in person or telephonically with URI and its representatives for this purpose immediately. In order to pursue this path, we would need to reach resolution on revised terms within a matter of days.

                    If, however, you are not interested in pursuing such discussions, we are prepared to make arrangements, subject to appropriate documentation, for the payment of the $100 million Parent Termination Fee.

                    We look forward to your response.

Very truly yours,

RAM HOLDINGS, INC.

By:

Steven F. Mayer
President

cc:

Gary Horowitz, Esq. and Eric Swedenburg, Esq. (Simpson Thacher & Bartlett LLP)
Cary Kochman and Emily McNeal (UBS Investment Bank)
Peter H. Ehrenberg, Esq. and Robert G. Minion, Esq. (Lowenstein Sandler PC)
Michael L. Hirschfeld, Esq. and Scott A. Edelman, Esq. (Milbank, Tweed, Hadley & McCloy, LLP)